Exhibit 99.2

NEWS RELEASE

For further information

Keith Wilson

Executive Vice President and

Chief Financial Officer

(585) 340-2970

keith.wilson@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Launches Amendment to Existing Credit Facilities

FAIRPORT, N.Y. (June 18, 2007) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that it plans to seek amendments to its existing $850 million senior secured credit facilities to decrease the applicable interest rate margins and effect certain changes to covenants. Consents are expected to be due from existing lenders during the week of June 25, 2007, with closing and effectiveness after the July 4 holiday.

In connection with the amendments, PAETEC expects to repay $300 million in principal amount of term loans outstanding under the credit facility with the proceeds from a concurrent capital markets transaction.

The transactions are not expected to change PAETEC’s total indebtedness.

About PAETEC

PAETEC (NASDAQ: PAET) is personalizing business communications for medium and large businesses, enterprise organizations and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.